Exhibit 99.1

GUESS?, INC. REPORTS THIRD QUARTER RESULTS

Q3 Fiscal 2018 GAAP Net Loss Per Share of $0.04, Compared to EPS of $0.11 in Q3 Fiscal 2017; Q3 Fiscal 2018 Adjusted EPS of $0.12, Compared to $0.11 in Q3 Fiscal 2017

Q3 Fiscal 2018 Revenues Increased 3% to $554 Million; Increased 1% in Constant Currency

LOS ANGELES, November 21, 2017 - Guess?, Inc. (NYSE: GES) today reported financial results for its third quarter ended October 28, 2017.

Victor Herrero, Chief Executive Officer, commented, “Overall, our third quarter adjusted operating profit finished within our expectations, and adjusted earnings per share ended above the high-end of our guidance. We continue to see good momentum in Europe and Asia, where our revenues were up 19% and 17%, respectively, mainly driven by new store openings, wholesale growth and positive comp sales. We were also thrilled with the operating margin expansion in the Americas Retail despite a sales decline. This is the result of our profit improvement plan which included tight markdown management, higher IMUs, negotiated rent reductions and unprofitable store closures.”

Mr. Herrero concluded, “Overall, as I peek into the future of our Company, I believe that Europe and Asia still offer a lot of opportunity and should continue to grow double-digits next year. I expect the profitability in the Americas to continue to benefit from our cost reduction and margin improvement initiatives. Finally, we remain committed to our long-term goal of 7.5% operating margin that we expect to achieve through revenue growth and disciplined cost control.”

This press release contains certain non-GAAP, or adjusted, financial measures. References to “adjusted” results exclude the impact of (i) net (gains) losses on lease terminations, (ii) asset impairment charges, (iii) restructuring charges, (iv) a restructuring related exit tax charge, (v) a gain from the sale of a minority interest investment and (vi) the related tax effects of these adjustments, where applicable. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

Third Quarter Fiscal 2018 Results

For the third quarter of fiscal 2018, the Company recorded GAAP net loss of $2.9 million, compared to GAAP net earnings of $9.1 million for the third quarter of fiscal 2017. GAAP diluted loss per share was $0.04 for the third quarter of fiscal 2018, compared to GAAP diluted earnings per share of $0.11 for the prior-year quarter. The Company estimates that currency had a minimal impact on diluted loss per share in the third quarter of fiscal 2018.

For the third quarter of fiscal 2018, the Company recorded adjusted net earnings of $10.4 million, an 8.1% increase compared to $9.6 million for the third quarter of fiscal 2017. Adjusted diluted earnings per share increased 9.1% to $0.12, compared to $0.11 for the prior-year quarter.

Net Revenue. Total net revenue for the third quarter of fiscal 2018 increased 3.3% to $554.1 million, compared to $536.3 million in the prior-year quarter. In constant currency, net revenue increased by 0.6%.

•	Americas Retail revenues decreased 13.4% in U.S. dollars and 14.3% in constant currency. Retail comp sales including e-commerce decreased 10% in U.S. dollars and 11% in constant currency.

•	Europe revenues increased 18.8% in U.S. dollars and 11.9% in constant currency. Retail comp sales including e-commerce increased 10% in U.S. dollars and 4% in constant currency.

•	Asia revenues increased 16.8% in U.S. dollars and 18.5% in constant currency. Retail comp sales including e-commerce increased 3% in U.S. dollars and 5% in constant currency.

•	Americas Wholesale revenues decreased 2.5% in U.S. dollars and 4.5% in constant currency.

•	Licensing revenues increased 9.1% in U.S. dollars and constant currency.

Operating Earnings (Loss). GAAP operating loss for the third quarter of fiscal 2018 was $1.0 million (including a $0.2 million favorable currency translation impact), compared to GAAP operating earnings of $15.1 million in the prior-year quarter. GAAP operating margin in the third quarter decreased 300 basis points to negative 0.2%, from 2.8% in the prior-year quarter, driven primarily by net losses on lease terminations incurred during the current year-quarter and higher performance-based compensation costs. The negative impact of currency on operating margin for the quarter was roughly 10 basis points.

For the third quarter of fiscal 2018, adjusted operating earnings decreased 21.1% to $12.6 million, from $15.9 million in the same prior-year quarter. Adjusted operating margin was 2.3%, a decrease of 70 basis points compared to the same prior-year quarter driven primarily by higher performance-based compensation costs.

•
Operating margin for the Company’s Americas Retail segment improved 240 basis points to negative 2.5% in the third quarter of fiscal 2018, compared to negative 4.9% in the prior-year quarter, driven primarily by the favorable impact from lower markdowns, negotiated rent reductions, higher initial markups and store closures, partially offset by the negative impact on the fixed cost structure resulting from negative comparable sales.

•
Operating margin for the Company’s Europe segment decreased 320 basis points to 3.0% in the third quarter of fiscal 2018, from 6.2% in the prior-year quarter, driven primarily by higher distribution costs resulting from the relocation of the Company’s European distribution center, partially offset by higher initial markups.

•
Operating margin for the Company’s Asia segment increased 680 basis points to 3.7% in the third quarter of fiscal 2018, compared to negative 3.1% in the prior-year quarter, driven primarily by overall leveraging of expenses.

•
Operating margin for the Company’s Americas Wholesale segment increased 70 basis points to 18.1% in the third quarter of fiscal 2018, compared to 17.4% in the prior-year quarter, due to a lower SG&A rate driven primarily by slightly lower expenses and higher gross margins.

•	Operating margin for the Company’s Licensing segment increased 620 basis points to 90.8% in the third quarter of fiscal 2018, compared to 84.6% in the prior-year quarter.

Other net income was $2.8 million for the third quarter of fiscal 2018, which primarily includes unrealized gains on non-operating assets and net unrealized and realized mark-to-market revaluation gains on foreign exchange currency contracts, compared to $0.1 million in the prior-year quarter.

Nine-Month Period Results

For the nine months ended October 28, 2017, the Company recorded GAAP net loss of $8.9 million, compared to GAAP net earnings of $16.2 million for the nine months ended October 29, 2016. GAAP diluted loss per share was $0.12 for the nine months ended October 28, 2017, compared to GAAP diluted earnings per share of $0.19 for the prior-year period. The Company estimates the negative impact of currency on diluted loss per share for the nine months ended October 28, 2017 was approximately $0.02 per share.

For the nine months ended October 28, 2017, the Company recorded adjusted net earnings of $7.1 million, a 223.3% increase compared to $2.2 million for the nine months ended October 29, 2016. Adjusted diluted earnings per share increased 300.0% to $0.08, compared to $0.02 for the prior-year period.

Net Revenue. Total net revenue for the first nine months of fiscal 2018 increased 3.7% to $1.59 billion, compared to $1.53 billion in the prior-year period. In constant currency, net revenue increased by 3.1%.

•	Americas Retail revenues decreased 13.1% in U.S. dollars and 13.2% in constant currency. Retail comp sales including e-commerce decreased 12% in U.S. dollars and constant currency.

•	Europe revenues increased 20.5% in U.S. dollars and 19.0% in constant currency. Retail comp sales including e-commerce increased 7% in U.S. dollars and 6% in constant currency.

•	Asia revenues increased 17.0% in U.S. dollars and 17.1% in constant currency. Retail comp sales including e-commerce increased 4% in U.S. dollars and constant currency.

•	Americas Wholesale revenues increased 2.5% in U.S. dollars and 2.3% in constant currency.

•	Licensing revenues were relatively flat in U.S. dollars and constant currency.

Operating Earnings (Loss). GAAP operating loss for the first nine months of fiscal 2018 was $3.2 million (including a $0.9 million favorable currency translation impact), compared to GAAP operating earnings of $1.7 million in the prior-year period. GAAP operating margin in the first nine months of fiscal 2018 decreased 30 basis points to negative 0.2%, from 0.1% in the prior-year period, driven primarily by net losses on lease terminations incurred during the current year-period and higher performance-based compensation costs. The negative impact of currency on operating margin for the first nine months of fiscal 2018 was roughly 10 basis points.

For the nine months ended October 28, 2017, adjusted operating earnings increased 66.7% to $14.3 million, compared to $8.6 million for the nine months ended October 29, 2016. Adjusted operating margin was 0.9% for the nine months ended October 28, 2017, an increase of 30 basis points compared to the same prior-year period.

•
Operating margin for the Company’s Americas Retail segment deteriorated 260 basis points to negative 6.0% in the first nine months of fiscal 2018, from negative 3.4% in the prior-year period, driven primarily by the negative impact on the fixed cost structure resulting from negative comparable sales.

•
Operating margin for the Company’s Europe segment increased 180 basis points to 4.8% in the first nine months of fiscal 2018, compared to 3.0% in the prior-year period. This increase was driven primarily by higher initial mark-ups and the favorable impact on the fixed cost structure resulting from overall leveraging of expenses, partially offset by higher distribution costs resulting from the relocation of the Company’s European distribution center.

•
Operating margin for the Company’s Asia segment increased 560 basis points to 2.5% in the first nine months of fiscal 2018, compared to negative 3.1% in the prior-year period. The improvement in operating margin was driven primarily by overall leveraging of expenses.

•
Operating margin for the Company’s Americas Wholesale segment increased 110 basis points to 17.5% in the first nine months of fiscal 2018, compared to 16.4% in the prior-year period. The increase in operating margin was due to higher gross margins.

•	Operating margin for the Company’s Licensing segment increased 100 basis points to 89.6% in the first nine months of fiscal 2018, compared to 88.6% in the prior-year period.

Other net income was $3.6 million for the first nine months of fiscal 2018, which primarily includes unrealized gains on non-operating assets and net unrealized mark-to-market revaluation gains on foreign currency balances, partially offset by net realized and unrealized mark-to-market revaluation losses on foreign exchange currency contracts, compared to $26.4 million in the prior-year period. For the nine months ended October 29, 2016, other net income included a realized gain of $22.3 million from the sale of a minority interest investment. The gain from the sale of the minority interest investment has been excluded for purposes of calculating adjusted financial measures for the nine months ended October 29, 2016. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

Dividends

The Company’s Board of Directors has approved a quarterly cash dividend of $0.225 per share on the Company’s common stock. The dividend will be payable on January 3, 2018 to shareholders of record at the close of business on December 13, 2017.

Outlook

The Company’s expectations and updated outlook for the fourth quarter and fiscal year ending February 3, 2018 are as follows:

Outlook for Total Company[1]

	Fourth Quarter of Fiscal 2018[2]	Fiscal Year 2018[2]

Consolidated net revenue in U.S. dollars	increase between 10.0% and 12.0%	increase between 6.0% and 6.5%

Consolidated net revenue in constant currency[3]	increase between 5.0% and 7.0%	increase between 4.0% and 4.5%

Estimated impact of extra week on consolidated net revenue	increase of 3.0%	increase of 1.0%

GAAP operating margin[4]	8.0% to 9.0%	2.5% to 2.8%

Adjusted operating margin[5]	8.0% to 9.0%	3.2% to 3.5%

Currency impact included in operating margin[6]	80 basis points	20 basis points

GAAP EPS[4]	$0.48 to $0.55	$0.36 to $0.43

Adjusted EPS[5]	$0.48 to $0.55	$0.56 to $0.63

Currency impact included in EPS[6]	$0.05	$0.02

Estimated impact of extra week on EPS	$0.03	$0.03

Notes:
1	The Company’s outlook for the fourth quarter and fiscal year ending February 3, 2018 assumes that foreign currency exchange rates remain at prevailing rates.

2
The Company’s fourth quarter of fiscal 2018 will include 14 weeks, while the fourth quarter of fiscal 2017 included 13 weeks. The Company’s fiscal year 2018 will include 53 weeks, while fiscal year 2017 included 52 weeks.

3	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.

4
GAAP operating margin and EPS guidance for the fiscal year 2018 include the impact of net losses on lease terminations, asset impairment charges and the related tax impacts incurred during the first nine months of fiscal 2018.

5
The adjusted operating margin and adjusted EPS guidance for the fiscal year 2018 reflect the exclusion of net losses on lease terminations, asset impairment charges and the related tax impacts incurred during the first nine months of fiscal 2018. The adjusted results do not assume any additional asset impairment charges.

6	Represents the estimated translational and transactional gains (losses) of foreign currency rate fluctuations within operating margin and EPS measures presented.

A reconciliation of the Company’s outlook for GAAP operating margin to adjusted operating margin and GAAP earnings per share to adjusted earnings per share for the fourth quarter and fiscal year ending February 3, 2018 is as follows:

Reconciliation of GAAP Outlook to Adjusted Outlook

	Fourth Quarter of Fiscal 2018	Fiscal Year 2018

GAAP operating margin	8.0% to 9.0%	2.5% to 2.8%
Net losses on lease terminations[1]	—	0.5%
Asset impairment charges[2]	—	0.2%

Adjusted operating margin	8.0% to 9.0%	3.2% to 3.5%

GAAP earnings per share	$0.48 to $0.55	$0.36 to $0.43
Net losses on lease terminations[1]	—	$0.15
Asset impairment charges[2]	—	$0.05

Adjusted earnings per share	$0.48 to $0.55	$0.56 to $0.63

Notes:
1
During the nine months ended October 28, 2017, the Company recorded net losses on lease terminations related primarily to the modification of certain lease agreements held with a common landlord in North America.

2
During the nine months ended October 28, 2017, the Company recognized asset impairment charges for certain retail locations resulting from under-performance and expected store closures. The adjusted results do not assume any additional asset impairment charges.

On a segment basis, the Company expects the following ranges for percentage changes for comparable sales including e-commerce (“comps”) and net revenue in U.S. dollars and constant currency compared to the same prior-year period:

Outlook by Segment[1]

	Fourth Quarter of Fiscal 2018		Fiscal Year 2018

	U.S. Dollars	Constant Currency[2]	U.S. Dollars	Constant Currency[2]

Americas Retail:
Comps	down MSD to LSD	down HSD to MSD	down LDD to HSD	down LDD to HSD
Net Revenue	down HSD to MSD	down HSD to MSD	down LDD	down LDD

Europe:
Comps	__	up MSD	__	up MSD
Net Revenue	up high-twenties to low-thirties	up high-teens to low-twenties	up low-twenties	up high-teens

Asia:
Comps	__	up LSD	__	up LSD
Net Revenue	up mid-twenties	up low-twenties	up high-teens	up high-teens

Americas Wholesale:
Net Revenue	up LSD	down LSD	up LSD	up LSD

Licensing:
Net Revenue	down HSD	__	down LSD	__

Notes:
1
As used in the table above, “LSD” is used to refer to the range of Low-Single-Digits, “MSD” is used to refer to the range of Mid-Single-Digits, “HSD” is used to refer to the range of High-Single-Digits, and “LDD” is used to refer to the range of Low-Double-Digits.

2	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.

Presentation of Non-GAAP Information

The financial information presented in this release includes non-GAAP financial measures such as adjusted results, constant currency financial information and free cash flow measures. For the three and nine months ended October 28, 2017, the adjusted results exclude the impact of net losses on lease terminations, asset impairment charges and the related tax impacts. For the three and nine months ended October 29, 2016, the adjusted results exclude the impact of a gain on sale of a minority interest investment, net gains on lease terminations, restructuring charges, a restructuring related exit tax charge, asset impairment charges and the tax effects of these adjustments, where applicable. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

The Company has excluded these items from its adjusted financial measures primarily because it believes that the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue, comparable sales and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual and forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less purchases of property and equipment. Free cash flows is not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather provides additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.

Investor Conference Call

The Company will hold a conference call at 4:45 pm (ET) on November 21, 2017 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of October 28, 2017, the Company directly operated 982 retail stores in the Americas, Europe and Asia. The Company’s licensees and distributors operated 671 additional retail stores worldwide. As of October 28, 2017, the Company and its licensees and distributors operated in roughly 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company’s expectations, future prospects, business strategies and strategic initiatives; statements expressing optimism or pessimism about future operating results or events and projected sales (including comparable sales), earnings, capital expenditures, operating margins, cost savings and cash needs; and guidance for the fourth quarter and full year of fiscal 2018, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; our ability to successfully or timely implement plans for cost and workforce reductions; our ability to complete the transfer of our European distribution center without incurring additional shipment delays and/or increased costs; our ability to attract and retain key personnel; changes to our short or long-term strategic initiatives; obligations arising from new or existing litigation, tax and other regulatory proceedings (including the European Commission proceeding initiated during the second quarter of fiscal 2018 to investigate whether the Company breached certain European Union competition rules); changes in U.S. tax or tariff policy including with respect to apparel and other accessory merchandise produced in other countries; accounting adjustments identified after issuance of this release; risk of future store asset and/or goodwill impairments or restructuring charges; our ability to adapt to new regulatory compliance and disclosure obligations; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations (including global data privacy regulations); risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber attacks and other cyber security risks; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global tax rates and economic and market conditions in the various countries in which we operate. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate and uncertainty surrounding potential changes in U.S. policies and regulations under the new administration may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(amounts in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	October 28, 2017		October 29, 2016		October 28, 2017		October 29, 2016
	$	%	$	%	$	%	$	%

Product sales	$528,209	95.3%	$512,553	95.6%	$1,518,323	95.7%	$1,462,029	95.6%
Net royalties	25,929	4.7%	23,768	4.4%	68,088	4.3%	68,066	4.4%
Net revenue	554,138	100.0%	536,321	100.0%	1,586,411	100.0%	1,530,095	100.0%

Cost of product sales	363,029	65.5%	356,079	66.4%	1,052,633	66.4%	1,021,462	66.8%

Gross profit	191,109	34.5%	180,242	33.6%	533,778	33.6%	508,633	33.2%

Selling, general and administrative expenses	178,552	32.2%	164,317	30.6%	519,497	32.7%	500,066	32.6%
Net (gains) losses on lease terminations	11,494	2.1%	—	0.0%	11,494	0.7%	(695)	(0.0%)
Asset impairment charges	2,018	0.4%	802	0.2%	6,013	0.4%	1,457	0.1%
Restructuring charges	—	0.0%	—	0.0%	—	0.0%	6,083	0.4%

Earnings (loss) from operations	(955)	(0.2%)	15,123	2.8%	(3,226)	(0.2%)	1,722	0.1%

Other income (expense):
Interest expense	(684)	(0.1%)	(500)	(0.1%)	(1,642)	(0.1%)	(1,478)	(0.0%)
Interest income	891	0.2%	861	0.2%	3,022	0.2%	1,763	0.1%
Other income, net	2,759	0.5%	125	0.0%	3,561	0.2%	26,417	1.7%

Earnings before income tax expense	2,011	0.4%	15,609	2.9%	1,715	0.1%	28,424	1.9%

Income tax expense	3,673	0.7%	5,880	1.1%	8,723	0.5%	11,682	0.8%

Net earnings (loss)	(1,662)	(0.3%)	9,729	1.8%	(7,008)	(0.4%)	16,742	1.1%

Net earnings attributable to noncontrolling interests	1,198	0.2%	626	0.1%	1,926	0.2%	548	0.0%

Net earnings (loss) attributable to Guess?, Inc.	$(2,860)	(0.5%)	$9,103	1.7%	$(8,934)	(0.6%)	$16,194	1.1%

Net earnings (loss) per common share attributable to common stockholders:

Basic	$(0.04)		$0.11		$(0.12)		$0.19
Diluted	$(0.04)		$0.11		$(0.12)		$0.19

Weighted average common shares outstanding attributable to common stockholders:

Basic	82,390		83,758		82,599		83,631
Diluted	82,390		83,917		82,599		83,813

Effective tax rate	182.6%		37.7%		508.6%		41.1%

Adjusted earnings from operations[1]:	$12,557	2.3%	$15,925	3.0%	$14,281	0.9%	$8,567	0.6%

Adjusted net earnings attributable to Guess?, Inc.[1]:	$10,390	1.9%	$9,608	1.8%	$7,090	0.4%	$2,193	0.1%

Adjusted diluted earnings per common share attributable to common stockholders[1]:	$0.12		$0.11		$0.08		$0.02

Adjusted effective tax rate[1]:	25.3%		37.6%		53.1%		78.9%

Notes:
1
The adjusted results for the three and nine months ended October 28, 2017 reflect the exclusion of net losses on lease terminations, asset impairment charges and the related tax impact, where applicable. The adjusted results for the three and nine months ended October 29, 2016 reflect the exclusion of a gain on sale of a minority interest investment, net gains on lease terminations, restructuring charges, a restructuring related exit tax charge, asset impairment charges and the tax impacts of these adjustments, where applicable. A complete reconciliation of actual results to adjusted results is presented in the table entitled “Reconciliation of GAAP Results to Adjusted Results.”

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)

The following table provides reconciliations of reported GAAP earnings (loss) from operations to adjusted earnings from operations, reported GAAP net earnings (loss) attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc. and reported GAAP income tax expense to adjusted income tax expense for the three and nine months ended October 28, 2017 and October 29, 2016.

	Three Months Ended		Nine Months Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016

Reported GAAP earnings (loss) from operations	$(955)	$15,123	$(3,226)	$1,722
Net (gains) losses on lease terminations[1]	11,494	—	11,494	(695)
Asset impairment charges[2]	2,018	802	6,013	1,457
Restructuring charges[3]	—	—	—	6,083

Adjusted earnings from operations	$12,557	$15,925	$14,281	$8,567

Reported GAAP net earnings (loss) attributable to Guess?, Inc.	$(2,860)	$9,103	$(8,934)	$16,194
Net (gains) losses on lease terminations[1]	11,494	—	11,494	(695)
Asset impairment charges[2]	2,018	802	6,013	1,457
Restructuring charges[3]	—	—	—	6,083
Gain on sale of a minority interest investment[4]	—	—	—	(22,279)
Income tax adjustments[5]	(262)	(297)	(1,483)	(478)
Exit tax charge[6]	—	—	—	1,911

Total adjustments affecting net earnings (loss) attributable to Guess?, Inc.	13,250	505	16,024	(14,001)

Adjusted net earnings attributable to Guess?, Inc.	$10,390	$9,608	$7,090	$2,193

Reported GAAP income tax expense	$3,673	$5,880	$8,723	$11,682
Income tax adjustments[5]	262	297	1,483	478
Exit tax charge[6]	—	—	—	(1,911)

Total income tax effect	262	297	1,483	(1,433)

Adjusted income tax expense	$3,935	$6,177	$10,206	$10,249

Adjusted effective tax rate	25.3%	37.6%	53.1%	78.9%

Notes:
1
During the three and nine months ended October 28, 2017, the Company recorded net losses on lease terminations related primarily to the modification of certain lease agreements held with a common landlord in North America. During the nine months ended October 29, 2016, the Company recorded net gains on lease terminations related primarily to the early termination of certain lease agreements. The net gains on lease terminations were recorded during the first and second quarters of fiscal 2017. The results for the nine months ended October 29, 2016 have been adjusted to show the impact of the net gains on lease terminations for comparative purposes to same current-year period results.

2
During the three and nine months ended October 28, 2017 and October 29, 2016, the Company recognized asset impairment charges for certain retail locations resulting from under-performance and expected store closures. The results for the three and nine months ended October 29, 2016 have been adjusted to show the impact of the asset impairment charges for comparative purposes to same current-year period results.

3
During the first quarter of fiscal 2017, the Company implemented a global cost reduction and restructuring plan to better align its global cost and organizational structure with its current strategic initiatives which resulted in restructuring charges, mainly related to cash-based severance costs, incurred during the nine months ended October 29, 2016. The restructuring charges were recorded during the three months ended April 30, 2016.

4
The Company recognized a gain related to the sale of its minority interest equity holding in a privately-held boutique apparel company during the nine months ended October 29, 2016. The gain related to the sale was recorded during the three months ended July 30, 2016.

5
The income tax effect of the net (gains) losses on lease terminations, asset impairment charges and restructuring charges was based on the Company’s assessment of deductibility using the statutory tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred. The income tax effect of the gain on sale of the minority interest investment was based on the impact of the transaction on the effective tax rate.

6
As a result of the global cost reduction and restructuring plan, the Company incurred an estimated exit tax charge related to its reorganization in Europe during the nine months ended October 29, 2016. The estimated exit tax charge was recorded during the three months ended April 30, 2016.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	October 28,	October 29,	%	October 28,	October 29,	%
	2017	2016	change	2017	2016	change

Net revenue:
Americas Retail	$187,021	$215,862	(13%)	$561,903	$646,573	(13%)
Europe[1]	221,230	186,289	19%	641,833	532,847	20%
Asia[1]	74,322	63,617	17%	200,436	171,255	17%
Americas Wholesale[1]	45,636	46,785	(2%)	114,151	111,354	3%
Licensing	25,929	23,768	9%	68,088	68,066	0%
Total net revenue	$554,138	$536,321	3%	$1,586,411	$1,530,095	4%

Earnings (loss) from operations:
Americas Retail[1]	(4,670)	(10,505)	56%	(33,654)	(22,279)	(51%)
Europe[1]	6,678	11,597	(42%)	30,749	16,221	90%
Asia[1]	2,718	(1,962)	239%	5,055	(5,251)	196%
Americas Wholesale[1]	8,241	8,142	1%	20,011	18,211	10%
Licensing[1]	23,532	20,119	17%	61,019	60,325	1%
Total segment earnings from operations	36,499	27,391	33%	83,180	67,227	24%

Corporate overhead[1]	(23,942)	(11,466)	109%	(68,899)	(58,660)	17%
Net gains (losses) on lease terminations[1]	(11,494)	—		(11,494)	695
Asset impairment charges[1]	(2,018)	(802)		(6,013)	(1,457)
Restructuring charges	—	—		—	(6,083)
Total earnings (loss) from operations	$(955)	$15,123	(106%)	$(3,226)	$1,722	(287%)

Operating margins:
Americas Retail[1]	(2.5%)	(4.9%)		(6.0%)	(3.4%)
Europe[1]	3.0%	6.2%		4.8%	3.0%
Asia[1]	3.7%	(3.1%)		2.5%	(3.1%)
Americas Wholesale[1]	18.1%	17.4%		17.5%	16.4%
Licensing[1]	90.8%	84.6%		89.6%	88.6%

GAAP operating margin for total Company	(0.2%)	2.8%		(0.2%)	0.1%
Net gains (losses) on lease terminations[1]	2.1%	0.0%		0.7%	(0.0%)
Asset impairment charges[1]	0.4%	0.2%		0.4%	0.1%
Restructuring charges	0.0%	0.0%		0.0%	0.4%
Adjusted operating margin for total Company	2.3%	3.0%		0.9%	0.6%

Notes:
1
During the first quarter of fiscal 2018, net revenue and related costs and expenses for certain globally serviced customers were reclassified into the segment primarily responsible for the relationship. During the third quarter of fiscal 2018, segment results were also adjusted to exclude corporate performance-based compensation costs, net gains (losses) on lease terminations and asset impairment charges due the fact that these items are no longer included in the segment results provided to the Company’s chief operating decision maker in order to allocate resources and assess performance. Accordingly, segment results have been adjusted for the nine months ended October 28, 2017 as well as the three and nine months ended October 29, 2016 to conform to the current period presentation.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	Three Months Ended
	October 28, 2017			October 29, 2016	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$187,021	$(2,074)	$184,947	$215,862	(13%)	(14%)
Europe[1]	221,230	(12,687)	208,543	186,289	19%	12%
Asia[1]	74,322	1,035	75,357	63,617	17%	18%
Americas Wholesale[1]	45,636	(941)	44,695	46,785	(2%)	(4%)
Licensing	25,929	—	25,929	23,768	9%	9%
	$554,138	$(14,667)	$539,471	$536,321	3%	1%

	Nine Months Ended
	October 28, 2017			October 29, 2016	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$561,903	$(826)	$561,077	$646,573	(13%)	(13%)
Europe[1]	641,833	(7,726)	634,107	532,847	20%	19%
Asia[1]	200,436	119	200,555	171,255	17%	17%
Americas Wholesale[1]	114,151	(186)	113,965	111,354	3%	2%
Licensing	68,088	—	68,088	68,066	0%	0%
	$1,586,411	$(8,619)	$1,577,792	$1,530,095	4%	3%

Notes:
1
During the first quarter of fiscal 2018, net revenue for certain globally serviced customers was reclassified into the segment primarily responsible for the relationship. Accordingly, segment results for Europe, Asia and Americas Wholesale have been adjusted for the three and nine months ended October 29, 2016 to conform to the current year presentation.

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	October 28,	January 28,	October 29,
	2017	2017	2016

ASSETS

Cash and cash equivalents	$233,089	$396,129	$349,104

Receivables, net	236,659	225,537	218,205

Inventories	477,177	367,381	428,139

Other current assets	59,658	54,965	59,479

Property and equipment, net	283,197	243,005	272,918

Restricted cash	225	1,521	821

Other assets	263,507	245,947	251,097

Total Assets	$1,553,512	$1,534,485	$1,579,763

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of capital lease obligations and borrowings	$2,121	$566	$560

Other current liabilities	387,821	344,887	363,416

Long-term debt and capital lease obligations	38,781	23,482	23,540

Other long-term liabilities	179,220	180,104	179,372

Redeemable and nonredeemable noncontrolling interests	19,228	16,224	14,659

Guess?, Inc. stockholders’ equity	926,341	969,222	998,216

Total Liabilities and Stockholders’ Equity	$1,553,512	$1,534,485	$1,579,763

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Nine Months Ended
	October 28,	October 29,
	2017	2016

Net cash used in operating activities[1,2]	$(34,202)	$(30,233)

Net cash used in investing activities	(68,626)	(25,383)

Net cash used in financing activities[1]	(82,316)	(45,224)

Effect of exchange rates on cash, cash equivalents and restricted cash[1]	20,808	4,766

Net change in cash, cash equivalents and restricted cash[1]	(164,336)	(96,074)

Cash, cash equivalents and restricted cash at the beginning of the year[1]	397,650	445,999

Cash, cash equivalents and restricted cash at the end of the period[1]	$233,314	$349,925

Supplemental information:

Depreciation and amortization	$46,769	$51,194

Rent	$198,844	$193,671

Non-cash investing and financing activity:

Assets acquired under capital lease obligations[3]	$18,042	$—

Notes:
1
As a result of the adoption of new authoritative guidance during the first quarter of fiscal 2018 which impacted the classification of certain cash receipts and cash payments in the statement of cash flows, the amounts related to cash flows from operating and financing activities as well as the effect of exchange rates on cash, cash equivalents and restricted cash have been updated for the nine months ended October 29, 2016 to conform to the current year presentation.

2
During the third quarter of fiscal 2018, the Company recorded net losses on lease terminations related primarily to the modification of certain lease agreements held with a common landlord in North America. In connection with this modification, the Company made up-front payments of approximately $22 million, of which $12 million was recognized as net losses on lease terminations and $10 million was recorded as advance rent payments.

3
During the nine months ended October 28, 2017, the Company began the relocation of its European distribution center to the Netherlands. As a result, the Company entered into a capital lease of $16.5 million for equipment used in the new facility. During the nine months ended October 28, 2017, the Company also entered into a capital lease for $1.5 million related primarily to computer hardware and software.

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Used in Operating Activities to Free Cash Flow
(in thousands)

	Nine Months Ended
	October 28,	October 29,
	2017	2016

Net cash used in operating activities[1,2]	$(34,202)	$(30,233)

Less: Purchases of property and equipment	(65,345)	(66,849)

Free cash flow[1,2]	$(99,547)	$(97,082)

Notes:
1
As a result of the adoption of new authoritative guidance during the first quarter of fiscal 2018 which impacted the classification of certain cash receipts and cash payments in the statement of cash flows, net cash used in operating activities and free cash flow have been updated for the nine months ended October 29, 2016 to conform to the current year presentation.

2
During the third quarter of fiscal 2018, the Company recorded net losses on lease terminations related primarily to the modification of certain lease agreements held with a common landlord in North America. In connection with this modification, the Company made up-front payments of approximately $22 million, of which $12 million was recognized as net losses on lease terminations and $10 million was recorded as advance rent payments.

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count

		As of October 28, 2017		As of October 29, 2016
		Total	Directly Operated	Total	Directly Operated
Region		Stores	Stores	Stores	Stores

	United States	317	315	342	341

	Canada	96	96	111	111

	Central and South America	97	54	91	48

	Total Americas	510	465	544	500

	Europe and the Middle East	661	385	614	321

	Asia and the Pacific	482	132	493	95

		1,653	982	1,651	916

Guess?, Inc. and Subsidiaries
Directly Operated Retail Store Data
U.S. and Canada

	Nine Months Ended
	October 28,	October 29,
	2017	2016

Number of stores at the beginning of the year	450	455

Store openings	6	11

Store closures	(45)	(14)

Number of stores at the end of the period	411	452

Total store square footage at the end of the period	2,037,000	2,216,000